Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

First Commonwealth Financial Corporation (hereinafter “Employer”) and Thaddeus J. Clements, his heirs, executors, administrators, successors, and assigns (collectively referred to hereafter as “Employee”), agree to and intend to be legally bound by the following:

1. Last Day of Employment. Employee’s last day of employment with Employer will be or has been September 9, 2011. Effective that day (“Effective Date”), Employer shall agree to accept Employee’s voluntary resignation which Employee offers by signing below.

2. Consideration. In consideration for signing this Agreement and General Release (“Agreement”) and in consideration of Employee’s adherence to the promises made herein, Employer agrees that:

(a) Employer will pay Employee severance in the form of salary continuation for a period of seventy-two (72) weeks in the amount of Employee’s normal base salary, less lawful deductions, with payments beginning on the first regular pay day following the execution of this Agreement and the expiration of the revocation period set forth in Paragraph 4; and

(b) Employer will pay Employee a gross amount of Fifteen Thousand Dollars ($15,000) payable in two checks as follows:

i.	$3,500 allocated to Employee for alleged attorneys’ fees and made payable to Samuel J. Cordes & Associates; and

ii.	$11,500, minus applicable taxes and withholdings, allocated to Employee for alleged lost wages and made payable to Employee.

These amounts shall be subject to applicable withholdings and taxes. A form 1099 will be issued with check (i), and a Form W-2 shall be issued in connection with check (ii). The settlement checks shall be delivered to Attorney Cordes within ten (10) days of the expiration of the revocation period set forth in Paragraph 4 and Attorney Cordes providing Employer with a W9. ; and

(c) If Employee converts one or more of his Employer provided basic life insurance policy, voluntary life insurance policy or long term care insurance policy to a private policy, Employer will agree to reimburse Employee the cost of such continuing coverage for the length of the severance period set forth in 2(a) up to a maximum of $500 per month with the balance of any remaining payments being paid by Employee. All other Employer provided benefits shall terminate upon the Effective Date; and

(d) Employer shall engage the services of O’Connor, O’Connor and Lordi within sixty (60) days of the expiration of the revocation period set forth in paragraph 4 to provide outplacement services to Employee up to a maximum of $14,000; and.

(e) Employee currently has a loan from Employer with the amount of the outstanding principal balance being approximately $36,300. Employee shall be required to satisfy this loan by paying off all principal and interest when due pursuant to the payment terms as they existed prior to the Effective Date - specifically, monthly payments equal to accrued interest and one ninety-sixth (1/96) of the outstanding principal balance; and

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(f) Employee currently has a mortgage on his home through Employer. The terms of that mortgage shall remain the same after the Effective Date as they were prior to the Effective Date; and

(g) If Employee should die during the severance period set forth in 2(a), any remaining payments due and owing under 2(a) will be paid, in the same manner and time as above, by Employer to Employee’s designated beneficiary that he names here: My designated beneficiary for such payments is Donna Lee Clements; and

(h) Upon the expiration of the revocation period in paragraph 4 and retroactive to the Effective Date, Employee shall become a consultant to Employer per the terms of Exhibit A. Employer has represented that it does not expect to retain Employee’s Services under the Consulting Agreement, and Employee has no expectation that he will be retained for such Services; and

(i) If Employee applies for unemployment benefits requiring Employer to designate the reason for Employee’s separation from employment, Employer shall characterize it as a “separation from employment - willful misconduct not alleged.” Employer shall take no affirmative actions seeking to preclude Employee’s recovery of unemployment benefits; and

(j) On the first regular pay day following the execution of this Agreement and the expiration of the revocation period set forth in Paragraph 4, Employer shall reimburse Employee for 15 accrued, unused PTO days.

3. No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the benefits specified in Paragraph “2” above, except for Employee’s execution of this Agreement and the fulfillment of the promises contained herein.

4. Revocation. Employee may revoke this Agreement for a period of seven (7) calendar days following the day Employee executes this Agreement. Any revocation within this period must be submitted, in writing, to Matthew Tomb, General Counsel of Employer, at 22 North Sixth Street, Indiana, Pennsylvania 15701, and state, “I hereby revoke my acceptance of our Agreement.” The revocation must be personally delivered to Tomb or mailed to Tomb certified mail, return receipt requested and postmarked within seven (7) calendar days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired.

5. General Release of Claims.

(a) Employee knowingly and voluntarily releases and forever discharges Employer, its parent, affiliates, subsidiaries, divisions, predecessor companies, their successors and assigns, their affiliated and predecessor companies and the current and former employees, attorneys, shareholders, members, officers, directors and agents thereof and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Employer (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, demands, liabilities, obligations, promises, controversies, damages, rights, actions and causes of action, known and unknown, which the Employee has or may have against Releasees as of the date of execution of this Agreement, examples include, but are not limited to, any alleged violation of:

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•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Older Workers Benefit Protection Act;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Equal Pay Act of 1963;

•	The Genetic Information Nondiscrimination Act;

•	The Family and Medical Leave Act;

•	Uniformed Services Employment and Reemployment Rights Act;

•	The Pennsylvania Human Relations Act;

•	The Consolidated Omnibus Budget Reconciliation Act of 1985;

•	Any other federal, state or local civil or human rights law or any other local, state public policy, contract, tort, or common law; or

•	Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters (all of the above collectively referred to as “Claims”).

(b) This release is intended to be a general release, and excludes only those claims under any statute or common law that Employee is legally barred from releasing. Employee is advised to seek independent legal counsel if Employee seeks clarification on the scope of this release. Signing this Agreement does not waive Employee’s right to seek a judicial determination of the validity of Employee’s release of rights arising under the Age Discrimination in Employment Act

(c) Nothing herein is intended to or shall preclude Employee from filing a charge with any appropriate federal, state, or local government agency and/or cooperating with said agency in its investigation. Employee, however, explicitly waives any right to file a personal lawsuit or receive monetary damages that the agency may recover against Releasees, without regard as to who brought any said complaint or charge.

(d) Other than filing suit to determine the validity of Employee’s release under the ADEA as set forth in 5(b) or filing a charge consistent with 5(c), Employee covenants not to file any lawsuit, charge, complaint, allegation or cause of action in any forum regarding his employment with or his termination of employment from Employer. If Employee breaches this covenant, he agrees to forfeit any and all consideration offered to him in this Agreement.

6. Affirmations. Employee represents and agrees by signing below that Employee has not been denied any leave or benefit requested, has received the appropriate pay for all hours worked for Employer and has no known workplace injuries or occupational diseases. Employee affirms that Employee has not filed, nor has Employee caused to be filed, nor is Employee presently a party to any claim, complaint, or action against Releasees in any forum or form. Other than the consideration set forth in Paragraph 2, Employee further affirms that Employee has been paid and/or has received all

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leave (paid or unpaid), compensation, wages, bonuses and/or commissions to which Employee may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses and/or commissions are due to Employee, except as provided in this Agreement. Employee acknowledges that Employee received with this Agreement a COBRA notice advising of Employee’s rights under COBRA.

Employee agrees that as of the date this Agreement is executed, Employee has no knowledge of any perceived or alleged failure by Employer to comply with federal, state or local laws and regulations governing Employer which Employee has failed to disclose to Employer.

7. Confidentiality. Employee agrees not to disclose any information regarding the existence or substance of this Agreement, except to Employee’s spouse, tax advisor, and an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement except as compelled to do so by process of law. Employee shall be permitted to make a limited disclosure to the Outplacement Service referred to in paragraph 2(d) to facilitate his job search provided it does not disclose the monetary terms of this Agreement.

8. Return of Confidential Information and Documents. Employee hereby confirms that he has returned to Employer all documents, memoranda, letters, correspondence, electronic mail, notes, plans, records, reports, lists and other documents, including hard and electronic copies, relating to Employer’s business and that he has not retained copies of this information in any form whatsoever. If Employee subsequently discovers any such material, he will promptly return it to Employer, marked to the attention of the General Counsel. Employee confirms that he has returned to Employer, on or prior to the Effective Date, any and all of Employer’s property in his possession, including but not limited to credit cards, security key cards, telephone cards and identification cards.

9. Current Employment. Employee waives any claim or right to reinstatement, recall or future employment with Releasees as defined in Paragraph 5 herein. Employee agrees that he will not seek reemployment with Releasees.

10. Letter of Reference. Employer’s CEO shall draft and sign a letter of reference in a mutually agreed upon form attached hereto as Exhibit B.

11. Public Announcement. Employer shall issue a public announcement concerning Employee’s resignation from Employer in a mutually agreed upon form attached hereto as Exhibit C. Employer shall also, in due course, make an internal announcement containing similar content as Exhibit C and expanding upon the transfer of responsibilities.

12. Mutual Nondisparagement. Employee agrees that he shall not, in writing or orally, or through conduct, disparage, deprecate, discredit, vilify or otherwise say anything negative about Releasees. Employee agrees never to disparage the services, products, customers, or employees of Releasees. These prohibitions include, without limitation, any such statements made through use of social media sites, such as FaceBook or Twitter. Current members of Employer’s Executive Leadership Team and current members of Employer’s Board of Directors (“Restricted Persons”) shall not, in writing or orally, or through conduct, disparage, deprecate, discredit, vilify or otherwise say anything negative about Employee. These prohibitions include, without limitation, any such statements made through use of social media sites, such as FaceBook or Twitter. To the extent Restricted Persons are asked to comment on Employee, their remarks, if any, shall be consistent with those contained in Exhibit B.

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13. Governing Law and Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflicts of law.

14. Severability. If any term, provision or paragraph of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, such determination shall be limited to the narrowest possible scope in order to preserve the enforceability of the remaining portions of the term, provision or paragraph, and such determination shall not affect the remaining terms, provisions or paragraphs of this Agreement, which shall continue to be given full force and effect.

15. Nonadmission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Release shall be deemed or construed at anytime for any purpose as an admission by Employer, or evidence of any liability or unlawful conduct of any kind.

16. Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement.

17. Entire Agreement. No prior or contemporaneous oral or written agreements or representations may be offered to alter the terms of this Agreement which, along with Exhibits, represents the entire agreement of the parties with respect to the subject matter hereof. To the extent Employee has entered into an enforceable agreement with Employer that contains provisions that are not in direct conflict with provisions in this Agreement, the terms of this Agreement shall not supersede, but shall be in addition to, any other such agreement.

18. Section 409A. This Agreement will be administered, interpreted and construed in compliance with Section 409A of the Internal Revenue Code (“Section 409A”), the regulations issued thereunder or any exception thereto. For purposes of this Agreement, separation pay is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4). With respect to payments, if any, subject to Section 409A (and not excepted therefrom), each such payment is paid as a result of a permissible distribution event, and at a specified time, consistent with Section 409A. Employee has no right to, and there shall not be, any acceleration or deferral with respect to payments hereunder. Employee acknowledges and agrees that Releasees shall not be liable for, and nothing provided or contained in this Agreement will obligate or cause the Releasees to be liable for, any tax, interest or penalties imposed on Employee related to or arising with respect to any violation of Section 409A

19. Signatures. This Agreement may be executed in counterparts, any such copy of which to be deemed an original, but all of which together shall constitute the same instrument.

20. Assignment. Employer and Releasees have the right to assign this Agreement, but Employee does not. This Agreement inures to the benefit of the successors and assigns of the Employer, who are intended third party beneficiaries of this Agreement.

EMPLOYEE HAS BEEN ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT, AND SEVEN (7) CALENDAR DAYS TO REVOKE AFTER EXECUTION. UNDER NO CIRCUMSTANCES SHALL EMPLOYEE HAVE MORE THAN 60 DAYS FROM THE EFFECTIVE DATE TO SIGN AND DELIVER THIS AGREEMENT, OTHERWISE THIS AGREEMENT SHALL BE

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WITHDRAWN HAVING NO FORCE OR EFFECT. EMPLOYEE IS HEREBY ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOICE PRIOR TO EXECUTION OF THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE BENEFITS SET FORTH IN PARAGRAPH “2” ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL RELEASABLE CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

By:	/s/ John J. Dolan	/s/ Thaddeus J. Clements
	Employer	Employee

Date:	September 14, 2011	Date:	September 9, 2011

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